(MKS LOGO)

EXHIBIT 99.1

MKS Instruments Promotes Dr. John T.C. Lee
to Senior Vice President and Chief Operating Officer

Andover, Mass., October 31, 2016 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, today announced the promotion of Dr. John T.C. Lee to the position of Senior Vice President and Chief Operating Officer, effective November 1, 2016.

Dr. Lee has 25 years of experience in technology industries including semiconductor and solar as well as plasma processing research, at leading technology companies including Applied Materials, Lucent Technologies and AT&T Bell Labs. Dr. Lee joined MKS in 2007, and has served in leadership roles of increasing responsibility and impact within the company. Most recently, he directed the Company’s Vacuum and Analysis Division as Sr. Vice President of Business Units. He previously managed various MKS business units, including those relating to automation and control, integrated process solutions, pressure measurement and control, flow measurement and control, and valve solutions. Dr. Lee holds a B.S. from Princeton University and both an M.S.C.E.P. and Ph.D. from the Massachusetts Institute of Technology, all in Chemical Engineering.

Dr. Lee will report to Gerald G. Colella, Chief Executive Officer and President. Mr. Colella said, “The role of Chief Operating Officer is critical for the company, especially as we continue to integrate the recent acquisition of Newport Corporation. I have worked closely with John during his nearly 10 years with MKS and know him to be an effective leader. I look forward to seeing his continuing contribution to the growth of the company.”

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor, and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, flow measurement and control, gas and vapor delivery, gas composition analysis, residual gas analysis, leak detection, control and information technology, ozone generation and delivery, RF & DC power, reactive gas generation, vacuum technology, lasers, photonics, sub-micron positioning, vibration isolation, and optics. Our primary served markets include semiconductor capital equipment, general industrial, life sciences, and research. Additional information can be found at www.mksinst.com.